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EXHIBIT 3.19

ARTICLES OF INCORPORATION
OF
SENTINEL PARKING CO. OF OHIO, INC.

        The undersigned, desiring to form a corporation for profit under the Ohio General Corporation Law, does hereby certify:

        FIRST:    The name of said corporation shall be Sentinel Parking Co. of Ohio, Inc.

        SECOND:    The place in the State of Ohio where its principal office is to be located is Cleveland (44114) in Cuyahoga County.

        THIRD:    The purpose or purposes for which it is formed are to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

        FOURTH:    The Corporation shall be authorized to issue seven hundred fifty (750) shares of no par value common stock.

        FIFTH:    The amount of stated capital with which the Corporation will begin business is Five Hundred Dollars ($500).

        SIXTH:    The Corporation, by its directors, may purchase or redeem shares of any class of stock issued by it at such price and upon such terms as nay be agreed upon between the directors and the selling shareholder or shareholders.

        SEVENTH:    A director of the Corporation shall not be disqualified by his office from dealing or contracting with the Corporation either as a seller, purchaser or otherwise, nor shall any contract, or transaction be void or voidable with respect to the Corporation for the reason that it is between the Corporation and one or more of its directors or officers, or between the Corporation and any other person in which one or more of its directors or any officers are directors, trustees, or officers, or have a financial or personal interest, or for the reason that one or more interested directors or officers participate in or vote at the meeting of the directors or a committee thereof which authorizes such contract or transaction, if in any such case (a) the material facts as to his or their relationship or interests and as to the contract or transaction are disclosed or are known to the directors or the committee and the directors or committee, in good faith reasonably justified by such facts, authorize the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; or (b) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon and the contract or transaction is specifically approved at a meeting of the shareholders held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation held by persons not interested in the contract or transaction; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized or approved by the Directors, a committee thereof, or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the directors, or a committee thereof which authorizes the contract or transaction.

        EIGHTH:    Whenever, under the laws of the State of Ohio, now or hereafter in effect, action is authorized or required to be taken by the vote, consent or authorization of the holders of shares entitling them to exercise two-thirds (2/3) of the voting power of the Corporation or of any class or classes of shares thereof, such action shall be effected by the vote, consent or authorization of the holders of shares entitling them to exercise a majority of such voting power unless a greater proportion of votes is made mandatory for such particular action by the laws of the State of Ohio.

        NINTH:    The Articles of Incorporation may be amended at any time by a vote of the majority of the directors without shareholder approval to the extent permitted by law.

        TENTH:    No holder of shares of the Corporation shall have any pre-emptive right to subscribe for or to purchase any shares of the Corporation of any class whether such shares or such class be now or hereafter authorized.

        ELEVENTH:    The Corporation reserves the right at any time, and from time to time, substantially to change, alter, add to or diminish its purposes as specified in these Articles of Incorporation, in any manner now or hereafter permitted by law. Any such change in the purposes of the Corporation, if accomplished in a manner now or hereafter permitted by law, shall be binding and conclusive upon every shareholder of the Corporation as fully as if such shareholder had voted therefor at a meeting of the shareholders authorizing such change, and no shareholder, notwithstanding that he may have voted against such change or objected thereto in writing, shall be entitled to payment of the full or fair cash value of his shares or have any other rights of a dissenting shareholder with respect thereto.

        IN WITNESS WHEREOF, the undersigned has hereunto subscribed its name this 8th day of November, 1983.

ACFB, INCORPORATED Incorporator
By:	/s/ DONNA FULLER Donna Fuller, Assistant Secretary

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  EXHIBIT 3.19
ARTICLES OF INCORPORATION OF SENTINEL PARKING CO. OF OHIO, INC.